EXHIBIT 11.1

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                                HARCOURT GENERAL, INC. AND SUBSIDIARIES

                                           OCTOBER 31, 1995

                                         EXHIBIT TO FORM 10-K


COMPUTATION OF AVERAGE NUMBER OF SHARES OUTSTANDING USED IN DETERMINING PRIMARY AND FULLY DILUTED
EARNINGS PER SHARE


        (In thousands)                                          1995        1994        1993


        PRIMARY

        1.    Weighted average number of
              Common shares outstanding                       75,006      77,802      76,493

        2.    Assumed conversion of Series A
              Cumulative Convertible Preferred Stock           1,480       1,677       2,736

        3.    Assumed exercise of certain stock
              options based on average market value
              during the year                                    278         330         396

        4.    Weighted average number of shares used
              in primary per share computations               76,764      79,809      79,625


        FULLY DILUTED (A)

        1.    Weighted average number of
              Common shares outstanding                       75,006      77,802      76,493

        2.    Assumed exercise of Series A
              Cumulative Convertible Preferred Stock           1,480       1,677       2,736

        3.    Assumed exercise of certain stock
              options based on market value
              at October 31                                      291         340         420

        4.    Weighted average number of shares used
              in primary per share computations               76,777      79,819      79,649




        (A)   This calculation is submitted in accordance with Securities Exchange Act of
              1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of
              APB Opinion No. 15 because it results in dilution of less than 3%.
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